Exhibit 15.2
[Letterhead of Jun He Law Offices]
May 15, 2009
VanceInfo Technologies Inc.
3/F, Building 8, Zhongguancun Software Park,
Haidian District, Beijing, PRC 100193
Dear Sirs,
We consent to the reference to our firm under the headings “Item 3. Key Information — D. Risk Factors”, “Item 4. Information on the Company — B. Business Overview”, and “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Legal Proceedings” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2009. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully,
/s/ Jun He Law Offices

Jun He Law Offices